Exhibit 4.1

FIRST AMENDMENT TO

THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

This Amendment is made to the Third Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP (the “Agreement”) and shall be effective as of October 11, 2012 (the “Effective Date”). All capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Agreement.

WHEREAS, the General Partner desires to amend the Agreement as set forth below to reflect the establishment of Series B Preferred Units, the issuance of Series B Preferred Units and a revision to Section 4.1 of the Agreement.

NOW, THEREFORE, pursuant to Section 14.1 of the Agreement:

1. Amendments to Agreement. The Agreement is hereby amended as follows:

(a)	Exhibit A of the Agreement, which sets forth the Partners’ Partnership Interests, is deleted and replaced in its entirety with Exhibit A attached hereto.

(b)	Exhibit S-B attached hereto, which sets forth the terms of the Series B Preferred Units, is added to the Agreement.

(c)	Section 4.1(a) of the Agreement is deleted and replaced in its entirety with the following:

(a) The Partners own the Partnership Units as set forth in Exhibit A to this Agreement which were issued for Capital Contributions made by such Partners or their predecessors. The General Partner shall promptly update Exhibit A to reflect the admission of new Partners and issuances, redemptions and transfers of Partnership Units from time to time.

2. Effect on the Agreement. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect.

3. Governing Law. This Amendment shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has signed this Amendment as of the Effective Date.

GENERAL PARTNER:

INDEPENDENCE REALTY TRUST, INC.

/s/ JACK E. SALMON
Jack E. Salmon
President

EXHIBIT A

Partners’ Partnership Interests

Name and Address of Partner	Type of Interest	Number of Series A Preferred Units	Number of Series B Preferred Units	Number of Common Partnership Units	Number of Special Limited Partnership Units
General Partner:

Independence Realty Trust, Inc. Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104	General Partnership Interest	125		325,023

Limited Partners:

RAIT NTR Holdings, LLC, as the Initial Limited Partner Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104	Limited Partnership Interest			200

RAIT NTR Holdings, LLC, as Special Limited Partner Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104	Special Limited Partnership Units				100

Belle Creek Member, LLC*(1) Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104	Limited Partnership Interest			352,500

Name and Address of Partner	Type of Interest	Number of Series A Preferred Units	Number of Series B Preferred Units	Number of Common Partnership Units	Number of Special Limited Partnership Units
Centrepoint Member, LLC* (2) Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104	Limited Partnership Interest			1,190,000

Copper Mill Member, LLC*(3) Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104	Limited Partnership Interest			736,500

Crestmont Member, LLC*(4) Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104	Limited Partnership Interest			675,000

Cumberland Member, LLC*(5) Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104	Limited Partnership Interest			690,000

Heritage Trace Member, LLC*(6) Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104	Limited Partnership Interest			550,000

Tresa at Arrowhead Member, LLC*(7) Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104	Limited Partnership Interest			917,500

RAIT NTR Holdings, LLC*(8)(9) Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104	Limited Partnership Interest		350	65,700

Name and Address of Partner	Type of Interest	Number of Series A Preferred Units	Number of Series B Preferred Units	Number of Common Partnership Units	Number of Special Limited Partnership Units
Taberna IR Holdings, LLC*(8) Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104	Limited Partnership Interest			97,500

TOTAL		125	350	5,599,923	100

*	Denotes the RAIT Limited Partners.
(1)	On April 29, 2011, the Partnership issued the Common Units to Belle Creek Apartments Colorado, LLC, which distributed the Common Units to Belle Creek Member, LLC, its sole member.
(2)	On December 16, 2011, the Partnership issued the Common Units to Centrepoint Arizona, LLC, which distributed the Common Units to Centrepoint Member, LLC, its sole member.
(3)	On April 29, 2011, the Partnership issued the Common Units to Creeks at Copper Hills Apartments Texas, LLC, which distributed the Common Units to Copper Hill Member, LLC, its sole member.
(4)	On April 29, 2011, the Partnership issued the Common Units to Crestmont Apartments Georgia, LLC, which distributed the Common Units to Crestmont Member, LLC, its sole member.
(5)	On April 29, 2011, the Partnership issued the Common Units to Cumberland Glen Apartments Georgia, LLC, which distributed the Common Units to Cumberland Member, LLC, its sole member.
(6)	On April 29, 2011, the Partnership issued the Common Units to Heritage Trace Apartments Virginia, LLC, which distributed the Common Units to Heritage Trace Member, LLC, its sole member.
(7)	On April 29, 2011, the Partnership issued the Common Units to Tresa at Arrowhead Arizona, LLC, which distributed the Common Units to Tresa at Arrowhead Member, LLC, its sole member.
(8)	On April 29, 2011, RAIT NTR Holdings LLC and Taberna IR Holdings LLC each contributed cash in the amounts of $275,000 and $975,000 to the Partnership in exchange for 27,500 and 97,500 Common Units, respectively. On December 16, 2011, RAIT NTR Holdings LLC contributed cash in the amount of $382,000 in exchange for 38,200 Common Units.
(9)	On October 11, 2012, the Partnership issued and sold 350 Series B Preferred Units to RAIT NTR Holdings, LLC for $3,500,000 in cash.

Exhibit S-B

Series B Preferred Units

Pursuant to the authority granted under Section 4.3 of the Third Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP (the “Partnership Agreement”), the General Partner hereby establishes a series of Preferred Units designated the Series B Preferred Units (the “Series B Preferred Units”) on the terms set forth in this Exhibit S-B. Capitalized terms used herein without definition have the meanings given to them in the Partnership Agreement.

(1) NUMBER. The number of authorized units of the Series B Preferred Units shall be four hundred (400). Series B Preferred Units shall be issued and held by the Person or Persons set forth on Appendix A to this Exhibit S-B.

(2) RANK. The Series B Preferred Units shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Partnership, rank junior to the Partnership’s 12.5% Series A Preferred Units (the “12.5% Series A Preferred Units”), and senior to all classes or series of Common Units and to all other equity securities issued by the Partnership from time to time which, by their terms, provide that the Series B Preferred Units shall rank senior to such other equity securities with respect to such rights (collectively, the “Junior Securities”). The term “equity securities” shall not include convertible debt securities issued by the Partnership.

(3) DISTRIBUTIONS.

(a)

Each holder of the then outstanding Series B Preferred Units shall be entitled to receive, when and as authorized by the General Partner and declared by the Partnership, out of funds legally available for the payment of distributions, cumulative preferential cash distributions per Series B Preferred Unit at the rate of 10% per annum of the total of $10,000.00 plus all accumulated and unpaid distributions thereon. Such distributions shall accrue on outstanding Series B Preferred Units on a daily basis and be cumulative from the first date on which any Series B Preferred Unit is issued, such issue date to be contemporaneous with the receipt by the Partnership of subscription funds for the Series B Preferred Units (the “Original Issue Date”), and shall be payable quarterly in arrears on or before March 31, June 30, September 30 and December 31 of each year (each a “Distribution Payment Date”); provided, however, that if any Distribution Payment Date is not a business day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Distribution Payment Date. Any distribution payable on the Series B Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the distribution payable on December 31, 2012 will be for less than a full distribution period). A “distribution period” shall mean, with respect to the first “distribution period,” the period from and including the Original Issue Date to and including the first Distribution Payment Date, and with respect to each subsequent “distribution period,” the period from but excluding a Distribution Payment Date to and including the next succeeding Distribution Payment Date or other date as of which accrued distributions are to be calculated. Distributions will be payable to holders of record as they appear in the transfer records of the Partnership at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Distribution Payment Date falls or on such other date designated by the General Partner for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

(b)	No distributions on Series B Preferred Units shall be declared by the Partnership or paid or set apart for payment by the Partnership at such time as the cumulative accrued distributions with respect to the 12.5% Series A Preferred Units have not been declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for all past distribution periods.

(c)	No distributions on Series B Preferred Units shall be declared by the Partnership or paid or set apart for payment by the Partnership at such time as the terms and provisions of any written agreement between the Partnership and any party that is not an affiliate of the Partnership, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law. For purposes hereof, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Partnership.

(d)	Notwithstanding the foregoing, distributions on the Series B Preferred Units shall accrue whether or not the terms and provisions set forth in Sections 3(b) or 3(c) hereof at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Furthermore, distributions will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Sections 3(b) or 3(c) above. Accrued but unpaid distributions on the Series B Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable.

(e)

Unless full cumulative distributions on all outstanding Series B Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in Junior Securities) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Securities) by the Partnership (except by conversion into or exchange for other Junior Securities).

(f)	When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series B Preferred Units, all distributions declared upon the Series B Preferred Units shall be declared and paid pro rata based on the number of Series B Preferred Units then outstanding.

(g)	Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Units which remains payable. Holders of the Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Units, in excess of full cumulative distributions on the Series B Preferred Units as described above.

(h)	If, for any taxable year, the Partnership elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the distributions paid or made available for the year to holders of all classes of Partnership Units (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocated to the holder of the Series B Preferred Units shall be the amount that the total distributions paid or made available to the holder of the Series B Preferred Units for the year bears to the Total Distributions.

(4) LIQUIDATION PREFERENCE.

(a)	Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the holders of Series B Preferred Units then outstanding are entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its Partners, before any distribution of assets is made to holders of any Junior Securities, a liquidation preference per Series B Preferred Unit equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $10,000.00, and (ii) all accrued and unpaid distributions thereon through and including the earlier of the date of payment or the date that funds are set apart for payment. In the event that the Partnership elects to set apart the Liquidation Preference for payment, the Series B Preferred Units shall remain outstanding until the holders thereof are paid the full Liquidation Preference therefor, which payment shall be made no later than immediately prior to the Partnership making its final liquidating distribution on the Common Units.

(b)	In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the full amount of the Liquidation Preference on all outstanding Series B Preferred Units, then the holders of the Series B Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(c)	After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(d)	Upon the Partnership’s provision of written notice as to the effective date of any such liquidation, dissolution or winding up of the Partnership, accompanied by a check in the amount of the full Liquidation Preference to which each record holder of the Series B Preferred Units is entitled, the Series B Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series B Preferred Units will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series B Preferred Units at the respective mailing addresses of such holders as the same shall appear on the transfer records of the Partnership.

(e)	The consolidation or merger of the Partnership with or into any other business enterprise or of any other business enterprise with or into the Partnership, or the sale, lease or conveyance of all or substantially all of the assets or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership.

(5) REDEMPTION.

(a)	Optional Redemption. The Partnership, at its option, may redeem the Series B Preferred Units, in whole or in part, at any time or from time to time. The redemption price per Series B Preferred Unit (the “Redemption Price”) shall equal $10,000.00 in cash plus all accrued and unpaid distributions thereon to and including the date fixed for redemption (except as provided in Section 5(c) below).

(b)	If less than all of the outstanding Series B Preferred Units are to be redeemed, the Series B Preferred Units to be redeemed may be selected by any equitable method determined by the Partnership provided that such method does not result in the creation of fractional Series B Preferred Units.

(c)	Limitations on Redemption. Unless full cumulative distributions on all Series B Preferred Units shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no Series B Preferred Units shall be redeemed or otherwise acquired by the Partnership unless all outstanding Series B Preferred Units are simultaneously redeemed or acquired, and the Partnership shall not purchase or otherwise acquire, directly or indirectly, any Junior Securities (except by exchange for Junior Securities); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Units.

(d)	Rights to Distributions on Units Called for Redemption. Immediately prior to or upon any redemption of Series B Preferred Units, the Partnership shall pay, in cash, any accrued and unpaid distributions to and including the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series B Preferred Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such Series B Preferred Units on the corresponding Distribution Payment Date notwithstanding the redemption of such Series B Preferred Units before such Distribution Payment Date.

(e)	Procedures for Redemption.

(i) Upon the Partnership’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full Redemption Price through such effective date to which each record holder of Series B Preferred Units to be redeemed is entitled or, if the Series B Preferred Units to be redeemed are represented by certificates, the setting apart of such amount pursuant to Section 5(e)(iii) below, Series B Preferred Units shall be redeemed and shall no longer be deemed outstanding and all rights of the holders of such Series B Preferred Units will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series B Preferred Units to be redeemed at the respective mailing addresses of such holders as the same shall appear on the transfer records of the Partnership. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Units except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Units may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the place or places where the Series B Preferred Units are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (D) that distributions on the Series B Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Series B Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Units held by such holder to be redeemed.

(iii) If notice of redemption of any Series B Preferred Units has been given and if the funds necessary for such redemption have been set apart by the Partnership for the benefit of the holders of any Series B Preferred Units so called for redemption, then, from and after the redemption date, distributions will cease to accrue on such Series B Preferred Units, such Series B Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series B

Preferred Units will terminate, except the right to receive the Redemption Price therefor. If the Partnership shall so require and the notice of redemption shall so state, holders of Series B Preferred Units to be redeemed shall surrender the certificates representing such Series B Preferred Units, to the extent that such units are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates representing Series B Preferred Units so redeemed (properly endorsed or assigned for transfer, if the Partnership shall so require and the notice shall so state), such Series B Preferred Units shall be redeemed by the Partnership at the Redemption Price. In case less than all of the Series B Preferred Units represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series B Preferred Units without cost to the holder thereof. In the event that the Series B Preferred Units to be redeemed are uncertificated, such units shall be redeemed in accordance with the notice and no further action on the part of the holders of such Series B Preferred Units shall be required.

(iv) The deposit of funds with a bank or trust company for the purpose of redeeming Series B Preferred Units shall be irrevocable except that:

(A) the Partnership shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any Series B Preferred Units redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Partnership and unclaimed by the holders of the Series B Preferred Units entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Partnership, and after any such repayment, the holders of the Series B Preferred Units entitled to the funds so repaid to the Partnership shall look only to the Partnership for payment of the Redemption Price without interest or other earnings.

(f)	Status of Redeemed Units. Any Series B Preferred Units that shall at any time have been redeemed or otherwise acquired by the Partnership shall be canceled and retired after such redemption or acquisition and may not be issued to any other Person.

(6) VOTING RIGHTS. Except as provided in this Section, the holders of the Series B Preferred Units shall not be entitled to vote on any matter submitted to the Partners of the Partnership for a vote. Notwithstanding the foregoing, the approval of the holders of a majority of the outstanding Series B Preferred Units, voting as a separate class, shall be required for (a) authorization or issuance of any equity security of the Partnership senior to or on a parity with the Series B Preferred Units, (b) any reclassification of the Series B Preferred Units or (c) any amendment to the Agreement, whether by merger, consolidation or otherwise (an “Event”), which amendment materially and adversely affects any right, preference, privilege or voting power of the Series B Preferred Units or increases the number of authorized Series B Preferred Units to a number greater than 400; provided, however, with respect to the occurrence of any

Event, so long as the Series B Preferred Units remain outstanding with the terms thereof materially unchanged or the holders of Series B Preferred Units receive equity securities of the successor or survivor of such Event with substantially identical rights as the Series B Preferred Units, taking into account that, upon the occurrence of an Event, the Partnership may not be the surviving entity or the surviving entity may not be a partnership, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series B Preferred Units and in such case the holders of Series B Preferred Units shall not have any voting rights with respect to the occurrence of such Event unless the number of authorized Series B Preferred Units is increased to a number greater than 400.

(7) EXCHANGE RIGHTS.

(a)	The holders of the Series B Preferred Units have the right, but not the obligation, to exchange all or a portion of their Series B Preferred Units for cash or, at the option of the General Partner, for shares of REIT Stock on the terms and subject to the conditions and restrictions contained in the Preferred Exchange Rights Agreement, the form of which governing the exchange of Series B Preferred Units shall be substantially in the form attached to this Exhibit S-B as Exhibit A, with such changes as may be agreed to by the General Partner.

(b)	The holders of the Series B Preferred Units and all successors, assignees and transferees (whether by operation of law, including by merger or consolidation, dissolution or liquidation of an entity that is a holder of Series B Preferred Units Partners, or otherwise) shall be bound by the provisions of the Preferred Exchange Rights Agreement to which they are parties.

(8) EXCLUSION OF OTHER RIGHTS. The Series B Preferred Units shall have no preemptive or subscription rights. The Series B Preferred Units shall not have any preferences or other rights other than those specifically set forth herein.

Appendix A to Exhibit S-B

List of Series B Preferred Unit Holders

RAIT NTR Holdings, LLC

Exhibit A to Exhibit S-B

FORM OF PREFERRED EXCHANGE RIGHTS AGREEMENT

THIS PREFERRED EXCHANGE RIGHTS AGREEMENT (this “Agreement”), dated as of             , 20    , is entered into by and among Independence Realty Trust, Inc., a Maryland corporation (the “Company”), Independence Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and the Persons whose names are set forth on the signature page attached hereto.

R E C I T A L S:

(1) The Company, together with certain other limited partners, has formed the Operating Partnership pursuant to the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated January 4, 2012 (as such agreement may be amended or amended and restated from time to time, the “Partnership Agreement”).

(2) Pursuant to the Partnership Agreement, the Series B Partners (as defined below) directly or indirectly hold Series B Preferred Units (“Series B Preferred Units”) in the Operating Partnership.

(3) The Operating Partnership has agreed to provide the Series B Partners with certain direct or indirect rights to exchange their Series B Preferred Units for cash or, at the election of the Company, for shares of the Company’s common stock, $0.01 par value per share (the “REIT Stock”).

Accordingly, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Assignee” means a Person to whom one or more Series B Preferred Units have been transferred in a manner permitted under the Partnership Agreement, but who has not become a substituted Series B Partner in accordance therewith.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cash Amount” means a number equal to the number of Series B Preferred Units offered for exchange by an Exchanging Partner, multiplied by the Series B Preferred Unit Value as of the Valuation Date.

“Exchange Factor” means a number equal to the Series B Preferred Unit Value divided by the Value of each share of REIT Stock.

“Exchanging Partner” has the meaning set forth in Section 2.1 hereof.

“Exchange Right” has the meaning set forth in Section 2.1 hereof.

“Notice of Exchange” means the Notice of Exchange substantially in the form of Exhibit A to this Agreement.

“Offering” means the offering of the Company’s common stock, par value $.01 per share, pursuant to a registration statement on Form S-11 filed with the SEC.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, estate, or unincorporated organization, or other entity, or a government or agency or political subdivision thereof.

“REIT Stock Amount” means that number of shares of REIT Stock equal to the product of the number of Series B Preferred Units offered for exchange by an Exchanging Partner, multiplied by the Exchange Factor as of the Valuation Date, provided, that in the event the Company or the Operating Partnership issues to all holders of REIT Stock rights, options, warrants or convertible or exchangeable securities entitling the stockholders to subscribe for or purchase REIT Stock, or any other securities or property (collectively, the “rights”), then the REIT Stock Amount shall also include such rights that a holder of that number of shares of REIT Stock would be entitled to receive.

“SEC” means the Securities and Exchange Commission.

“Series B Partner” means any Person, other than the Company, named as a holder of Series B Preferred Units on the records of the Partnership.

“Series B Preferred Unit Value” means a number equal to the “Redemption Price” (as defined in Exhibit S-B to the Partnership Agreement) of each Series B Preferred Unit.

“Specified Exchange Date” means the tenth (10th) Business Day after receipt by the Operating Partnership and the Company of a Notice of Exchange; provided, however, that if the Operating Partnership has more than 99 partners, as determined in accordance with the provisions of Treasury Regulation Section 1.7704-1(h), then the Specified Exchange Date shall mean the thirty-first (31st) calendar day after receipt by the Operating Partnership and the Company of a Notice of Exchange.

“Valuation Date” means the date of receipt by the Operating Partnership and the Company of a Notice of Exchange or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to shares of REIT Stock, the average of the daily market price for the five (5) consecutive trading days immediately preceding the Valuation Date. The market price for each such trading day shall be:

(i) if the REIT Stock is listed or admitted to trading on the New York Stock Exchange (the “NYSE”) or any other national securities exchange, the closing price on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; or

(ii) if the REIT Stock is not listed or admitted to trading on the NYSE or any other national securities exchange, the last reported sale price on such day; or

(iii) if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Company or if the REIT Stock is not then traded on any market, as determined in good faith by the Company’s Independent Directors (as defined by the Company’s charter).

In the event the REIT Stock Amount includes rights that a holder of REIT Stock would be entitled to receive, then the Value of such rights shall be determined by the independent directors of the Company acting in good faith on the basis of such quotations and other information as they consider, in their reasonable judgment, appropriate.

ARTICLE II

EXCHANGE RIGHT

2.1 Exchange Right. (a) Subject to Sections 2.2, 2.3, 2.4 and 2.5 hereof, and subject to any limitations under applicable law, the Operating Partnership hereby grants to each Series B Partner and each Series B Partner hereby accepts the right (the “Exchange Right”), exercisable on the earlier to occur of (i) the date that is one year after the issuance of the Series B Partner’s Series B Preferred Units or (ii) the liquidation of the Operating Partnership or the sale of all or substantially all of the assets of the Operating Partnership, to exchange on a Specified Exchange Date all or a portion of the Series B Preferred Units held by such Series B Partner at an exchange price equal to and in the form of the Cash Amount.

(b) The Exchange Right shall be exercised pursuant to a Notice of Exchange delivered to the Operating Partnership, with a copy delivered to the Company, by the Series B Partner who is exercising the Exchange Right (the “Exchanging Partner”); provided, however, that the Company, on behalf of the Operating Partnership, may elect, after a Notice of Exchange is delivered, to satisfy the Exchange Right which is the subject of such notice in accordance with Section 2.2.

(c) A Series B Partner may exercise the Exchange Right from time to time with respect to part or all of the Series B Preferred Units that it owns, as selected by the Series B Partner, provided that, except as provided in the Agreement, a Series B Partner may not exercise the Exchange Right for less than one hundred (100) Series B Preferred Units unless such Series B Partner then holds less than one hundred (100) Series B Preferred Units, in which event the Series B Partner must exercise the Exchange Right for all of the Series B Preferred Units held by such Series B Partner.

(d) An Exchanging Partner shall have no right with respect to any Series B Preferred Units so exchanged to receive any distributions paid after the Specified Exchange Date with respect to such Series B Preferred Units.

(e) Any Assignee of a Series B Partner may exercise the rights of such Series B Partner pursuant to this Article 2, and such Series B Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee.

(f) In connection with any exercise of such rights by an Assignee on behalf of a Series B Partner, the Cash Amount or the REIT Stock Amount, as the case may be, shall be satisfied by the Operating Partnership or the Company, as the case may be, directly to such Assignee and not to such Series B Partner.

2.2 Option of Company to Exchange for REIT Stock. (a) Notwithstanding the provisions of Section 2.1, the Company may, on behalf of the Operating Partnership, in its sole and absolute discretion (subject to the limitations on ownership and transfer of REIT Stock set forth in the Company’s charter), elect to assume directly and satisfy an Exchanging Partner’s Exchange Right by exchanging REIT Stock and rights equal to the REIT Stock Amount on the Specified Exchange Date for the Series B Preferred Units offered for exchange by the Exchanging Partner, whereupon the Company shall acquire the Series B Preferred Units offered for exchange by the Exchanging Partner and shall be treated for all purposes of the Partnership Agreement as the owner of such Series B Preferred Units. Unless the Company, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Exchange Right, the Company shall not have any obligation to the Exchanging Partner or to the Operating Partnership with respect to the Exchanging Partner’s exercise of the Exchange Right. If the Company shall exercise its right to satisfy the Exchange Right in the manner described in the first sentence of this Section 2.2 and shall fully perform its obligations in connection therewith, the Operating Partnership shall have no right or obligation to pay any amount to the Exchanging Partner with respect to such Exchanging Partner’s exercise of the Exchange Right, and each of the Exchanging Partner, the Operating Partnership and the Company shall, for federal income tax purposes, treat the transaction between the Company and the Exchanging Partner as a sale of the Exchanging Partner’s Series B Preferred Units to the Company. Nothing contained in this Section 2.2 shall imply any right of the Company to require any Series B Partner to exercise the Exchange Right afforded to such Series B Partner pursuant to Section 2.1.

(b) In the event the Company shall elect to satisfy, on behalf of the Operating Partnership, an Exchanging Partner’s Exchange Right by exchanging REIT Stock for the Series B Preferred Units offered for exchange,

(i) the Company hereby agrees so to notify the Exchanging Partner within five (5) Business Days after the receipt by the Company of such Notice of Exchange,

(ii) each Exchanging Partner hereby agrees to execute such documents and instruments as the Company may reasonably require in connection with the issuance of REIT Stock upon exercise of the Exchange Right, and

(iii) the Company hereby agrees to deliver stock certificates representing fully paid and nonassessable shares of REIT Stock, if the Company has certificated shares of REIT Stock.

2.3 Prohibition of Exchange for REIT Stock. Notwithstanding anything herein to the contrary, the Company shall not be entitled to satisfy an Exchanging Partner’s Exchange Right pursuant to Section 2.2 if the delivery of REIT Stock to such Series B Partner by the Company pursuant to Section 2.2 (regardless of the Operating Partnership’s obligations to the Series B Partner under Section 2.1)

(a) would be prohibited under the Articles of Incorporation of the Company,

(b) if the Company has elected REIT status, would otherwise jeopardize the REIT status of the Company, or

(c) would cause the acquisition of the REIT Stock by the Series B Partner to be “integrated” with any other distribution of REIT Stock by the Company for purposes of complying with the registration provisions of the Securities Act.

2.4 Payment Date. Any Cash Amount to be paid to an Exchanging Partner shall be paid on the Specified Exchange Date; provided, however, that the Operating Partnership may elect to cause the Specified Exchange Date to be delayed for up to an additional 180 days to the extent required for the Company to cause additional REIT Stock to be issued to provide financing to be used to make such payment of the Cash Amount by the Operating Partnership.

2.5 Expiration of Exchange Right. The Exchange Right shall expire with respect to any Series B Preferred Units for which an Exchange Notice has not been delivered to the Operating Partnership and the Company on or before December 31, 2040.

2.6 Effect of Exchange. (a) Any exchange of Series B Preferred Units pursuant to this Article 2 shall be deemed to have occurred as of the Specified Exchange Date for all purposes, including without limitation the payment of distributions or dividends in respect of Series B Preferred Units or REIT Stock, as applicable.

(b) Any Series B Preferred Units acquired by the Company pursuant to an exercise by any Series B Partner of an Exchange Right shall be deemed to be acquired by and reallocated or reissued to the Company.

(c) The Company, as general partner of the Operating Partnership, shall amend the Partnership Agreement to reflect each such exchange and reallocation or reissuance of Series B Preferred Units and each corresponding recalculation of the Series B Preferred Units of the Series B Partners.

ARTICLE III

OTHER PROVISIONS

3.1 Covenants of the Company. (a) At all times during the pendency of the Exchange Right, the Company shall reserve for issuance such number of shares of REIT Stock as may be necessary to enable the Company to issue such shares in full payment of the REIT Stock Amount in regard to all Series B Preferred Units held by Series B Partners which are from time to time outstanding.

(b) During the pendency of the Exchange Right, the Company shall deliver to Series B Partners in a timely manner all reports filed by the Company with the SEC to the extent the Company also transmits such reports to its stockholders and all other communications transmitted from time to time by the Company to its stockholders generally.

(c) The Company shall notify each Series B Partner, upon request, of the then current Exchange Factor and such notice will include a reasonable explanation of the Exchange Factor calculation to be applied at such time.

3.2 Fractional Shares. (a) No fractional shares of REIT Stock shall be issued upon exchange of Series B Preferred Units.

(b) The number of full shares of REIT Stock which shall be issuable upon exchange of Series B Preferred Units (or the cash equivalent amount thereof if the Cash Amount is paid) shall be computed on the basis of the aggregate amount of Series B Preferred Units so surrendered.

(c) Instead of any fractional shares of REIT Stock which would otherwise be issuable upon exchange of any Series B Preferred Units, the Operating Partnership shall pay a cash adjustment in respect of such fraction in an amount equal to the Cash Amount of a share of REIT Stock multiplied by such fraction.

3.3 Investment Representations and Warranties. By delivering to the Company a Notice of Exchange, each Exchanging Partner will be deemed to represent and warrant to the Company and the Operating Partnership that such Exchanging Partner is aware of the Company’s option to exchange such Exchanging Partner’s Series B Preferred Units for REIT Stock pursuant to Section 2.2 hereof and that:

(a) (i) such Exchanging Partner has received and reviewed

(A) a copy of the prospectus contained in the Registration Statement on Form S-11 filed by the Company in connection with the Offering, any prospectus contained in any Registration Statement subsequently filed by the Company, and any supplement or amendment thereto (each, a “Prospectus”), and

(B) if the Company is filing reports under the Securities Exchange Act of 1934, as amended, copies of all reports and other filings (the “SEC Reports”), including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, made by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and understands the risks of, and other considerations relating to, an investment in REIT Stock.

(ii) Such Exchanging Partner, by reason of its business and financial experience, together with the business and financial experience of those persons, if any, retained by it to represent or advise it with respect to its investment in REIT Stock,

(A) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of and of making an informed investment decision with respect to an investment in REIT Stock,

(B) is capable of protecting its own interest or has engaged representatives or advisors to assist it in protecting its interests and

(C) is capable of bearing the economic risk of such investment.

(iii) (A) Such Exchanging Partner is an “accredited investor” as defined in Rule 501 of the regulations promulgated under the Securities Act.

(B) If such Exchanging Partner has retained or retains a person to represent or advise it with respect to its investment in REIT Stock, such Exchanging Partner will advise the Company of such retention and, at the Company’s request, such Exchanging Partner shall, prior to or at delivery of the REIT Stock hereunder,

(I) acknowledge in writing such representation and

(II) cause such representative or advisor to deliver a certificate to the Company containing such representations as may be reasonably requested by the Company.

(b) (i) Such Exchanging Partner understands that an investment in the Company involves substantial risks.

(ii) Such Exchanging Partner has been given the opportunity to make a thorough investigation of the activities of the Company and has been furnished with materials relating to the Company and its activities, including, without limitation, each Prospectus and the SEC Reports.

(iii) Such Exchanging Partner has relied and is making its investment decision based upon the Prospectus and any subsequent Prospectus, the SEC Reports and other written information provided to the Exchanging Partner by or on behalf of the Company and, as applicable, such Exchanging Partner’s position as a director or executive officer of the Company.

(c) (i) The REIT Stock to be issued to such Exchanging Partner hereunder will be acquired by such Exchanging Partner for its own account, for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein.

(ii) Such Exchanging Partner was not formed for the specific purpose of acquiring an interest in the Company.

(d) (i) Such Exchanging Partner acknowledges that

(A) the shares of REIT Stock to be issued to such Exchanging Partner hereunder have not been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws and, the certificates representing such shares of REIT Stock will bear a legend to such effect,

(B) the Company’s and the Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of such Exchanging Partner contained herein,

(C) the REIT Stock to be issued to such Exchanging Partner hereunder may not be resold or otherwise distributed unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available,

(D) there may be no market for unregistered shares of REIT Stock, and

(E) the Company has no obligation or intention to register such REIT Stock under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws.

(ii) Such Exchanging Partner acknowledges that because of the restrictions on transfer or assignment of such REIT Stock to be issued hereunder, such Exchanging Partner may have to bear the economic risk of its investment in REIT Stock issued hereunder for an indefinite period of time.

(e) The address set forth under such Exchanging Partner’s name in the Notice of Exchange is the address of the Exchanging Partner’s principal place of business or, if a natural person, the address of the Exchanging Partner’s residence, and such Exchanging Partner has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such principal place of business or residence is situated.

ARTICLE IV

GENERAL PROVISIONS

4.1 Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to the Operating Partnership, the Company, a Series B Partner or Assignee, as the case may be, under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other similarly reliable means of written communication to the Operating Partnership, the Company, a Series B Partner or Assignee, as the case may be, at the address listed on the records of the Operating Partnership.

4.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

4.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

4.4 Further Action and Additional Restrictions. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

4.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

4.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

4.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

4.8 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

4.9 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

4.10 Entire Agreement. This Agreement contains the entire understanding and agreement among the Series B Partners, the Operating Partnership and the Company with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

4.11 Amendment. This Agreement may be amended from time to time with the consent of the Company by a vote of the Series B Partners in the same manner as the Partnership Agreement (in accordance with Section 14.1(a) thereof) may be amended as provided therein, provided, however, that the Company shall vote its limited partnership interests in proportion to the votes of the other limited partners.

IN WITNESS WHEREOF, the parties hereto have executed this Preferred Exchange Rights Agreement as of the date first written above.

THE COMPANY:

INDEPENDENCE REALTY TRUST, INC.

By:
Name:
Title:

OPERATING PARTNERSHIP:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

BY:	INDEPENDENCE REALTY TRUST, INC., its general partner

By:
Name:
Title:

Series B Partner:

By:

Address:

Exhibit A – Preferred Exchange Rights Agreement

Notice of Exchange

The undersigned Series B Partner hereby irrevocably (i) exchanges                      Series B Preferred Units in Independence Realty Operating Partnership, LP, in accordance with the terms of the Preferred Exchange Rights Agreement, dated as of             , 20     (the “Exchange Rights Agreement”), and the Exchange Right referred to therein; (ii) surrenders such Series B Preferred Units and all right, title and interest therein; and (iii) directs that the Cash Amount or REIT Stock Amount (as determined by the Company) deliverable upon exercise of the Exchange Right be delivered to the address specified below, and if REIT Stock is to be delivered, such REIT Stock will be registered or placed in the name(s) and at the address(es) specified below. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Exchange Rights Agreement.

The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Series B Preferred Units, free and clear, other than any encumbrance arising pursuant to the Partnership Agreement, of the rights or interests of any other person or entity; (b) has the full right, power, and authority to exchange and surrender such Series B Preferred Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, (other than consent or approval that may be required of the Company or the Operating Partnership) having the right to consent or approve such exchange and surrender on the part of the undersigned.

The undersigned hereby makes the representations and warranties contained in Section 3.3 of the Exchange Rights Agreement as if such representations and warranties had been set forth in full in this Notice of Exchange.

Dated:
Name of Series B Partner (Please Print)

Signature guaranteed by:

(Signature of Series B Partner)

(Street Address)

	(City) (State)	(Zip Code)

If REIT Stock is to be issued, issue to: